UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                           AMENDMENT NO. 1 TO FORM U-1

                                APPLICATION UNDER

                 THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935
                               (File No. 70-10053)

                            NorthWestern Corporation
                               125 S. Dakota Ave.
                              Sioux Falls, SD 57104

                   (Name of company filing this statement and
                    address of principal executive offices)

                            ------------------------

                                      None

 (Name of top registered holding company parent of each applicant or declarant)

                            ------------------------

                                Eric R. Jacobsen
                   Senior Vice President, General Counsel and
                               Chief Legal Officer
                            NorthWestern Corporation
                               125 S. Dakota Ave.
                              Sioux Falls, SD 57104

                   (Names and addresses of agents for service)

                           --------------------------

             The Commission is also requested to send copies of any
                communications in connection with this matter to:

                            Charles A. Patrizia, Esq.
                    Paul, Hastings, Janofsky & Walker, L.L.P.
                                   Tenth Floor
                                   The Warner
                          1299 Pennsylvania Ave., N.W.
                           Washington, D.C. 20004-2400
                                 (202) 508-9550


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                                TABLE OF CONTENTS

Item 1.           Certificate Pursuant to Rule 24
Item 2.           Exhibits A and B (past tense Opinions of Counsel)